Exhibit 99.2

December 28, 2007

Matthew Smith
2920 Vista View Lane
Prosper, TX 75078

Dear Matthew:

It is my pleasure to offer you the position of President for Genius Products, LLC.  The position will be located in Santa Monica, CA and reporting to Trevor Drinkwater, CEO.

This position is an important one to our organization, and we look forward to having you join us and contribute the strengths we believe you possess to Genius Products, LLC. This letter will confirm the terms for your employment with Genius Products, LLC, for your exclusive full-time services.

Base Salary:	$16,666.66 Semi-Monthly

Bonus:
You will have an annual bonus opportunity of 100% based on achievement of targeted sales and subject to approval of the Board of Directors.  You must be employed by the Company on December 31, 2008 to receive your bonus incentive earned in 2008.

Start Date:	January 2, 2008

Benefits:
Genius Products, LLC offers a comprehensive benefits plan, including medical, dental, vision, life, short and long-term disability insurance, and participation in our 401(K) plan.  Eligibility for benefit plans will commence on the first day of the calendar month following your initial date of hire.  Additional information on our benefits can be obtained by contacting Tom James, VP, Human Capital at our Corporate Office at (310) 453-1222 ext 1328.

Options:
Management will recommend to the Board of Directors that you be granted 1,000,000 stock options to vest in equal installments over 3 years.  The stock options will be priced at the closing share price on the date of grant, and will be subject to you signing our form stock option agreement.  While we have every belief these stock options will be approved, needless to say this offer of stock options is contingent on the Board’s approval.

Car Allowance:	$800 per month

Taxes:	Genius Products will pay the cost for Ernst & Young to complete your annual taxes, as well as pay for any tax evaluation that you may incur while employed by Genius Products, LLC.

Severance:
In the event that you are terminated without cause, Genius Products, LLC agrees to pay you a severance of 12months salary from the date of termination, as well as health coverage for you and your family.  In addition any outstanding options at the time of termination will fully vest.

Matthew Smith

Vacation:	You will be eligible for 5 weeks of vacation time. Additionally, Genius Products, LLC will pay for four (4) business class flights annually for you and your family to travel once per year.

Terms of Employment:
You should be aware that your employment with Genius Products, LLC is on an “at will” basis and is not for any specific period of time.  “At will” employment means that you may quit at anytime and for any reason.  Likewise, Genius Products, LLC may terminate your employment at any time and for any reason.  Genius Products, LLC does not guarantee or promise any form of notice, warning, corrective action or progressive discipline before termination.  No one other than the President of Genius Products, LLC may make any agreement with any employee contrary to this “at will” policy, and any such contrary agreement would have to be in writing and signed by the employee and the CEO.

On your first day of employment, you will be required to establish your identity and authorization to work in the United States as required by the Immigration Reform and Control Act of 1986.  A copy of the I-9 form is enclosed.

Best wishes for your success in your new position.  If you accept these employment terms, please sign below and return one copy of this letter to me.  This offer is contingent upon successful completion of a background and reference check.

Sincerely,

/s/ Trevor Drinkwater
/s/ Matthew Smith
Trevor Drinkwater	Accepted by
Chief Executive Officer
1/2/2008
Date